                                             Filed pursuant to Rule 424(b)5
                                             Registration Numbers 33-57889,
                                                33-57889-01, 33-57889-03

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 31, 1995)

                                                                      [LOGO]
                        19,200,000 PREFERRED SECURITIES
                             U S WEST FINANCING II

        8 1/4% TRUST ORIGINATED PREFERRED SECURITIES-SM- ("TOPRS-SM- ")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                                 U S WEST, INC.
                                  ------------

    The 8 1/4% Trust Originated Preferred Securities (the "Preferred Securities") offered hereby evidence preferred undivided beneficial interests in the assets of U S WEST Financing II, a statutory business trust formed under the laws of the State of Delaware ("U S WEST Financing"). U S WEST, Inc., a Delaware corporation ("U S WEST"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of U S WEST Financing. U S WEST Financing exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of 8 1/4% Subordinated Deferrable Interest Notes due 2036 ("Subordinated Debt Securities") of U S WEST Capital Funding, Inc., a Colorado corporation and wholly-owned subsidiary of U S WEST ("Capital Funding"). The Subordinated Debt Securities are fully and unconditionally guaranteed (the "Debt Guarantee") on a subordinated basis as to payment of principal, premium, if any, and interest by U S WEST. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption and otherwise.
                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The Preferred Securities have been approved for listing, subject to official notice of issuance on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30 day period after the initial delivery of the Preferred Securities. See "Underwriting."
                            ------------------------

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT OR THE PROSPECTUS  TO
    WHICH  IT  RELATES. ANY  REPRESENTATION TO  THE  CONTRARY IS  A CRIMINAL
                                    OFFENSE.

                                                                                    PROCEEDS TO
                                           INITIAL PUBLIC       UNDERWRITING          U S WEST
                                         OFFERING PRICE (1)    COMMISSION (2)     FINANCING (3)(4)
Per Preferred Security.................        $25.00               (3)                $25.00
Total..................................     $480,000,000            (3)             $480,000,000

(1)  Plus accrued distributions, if any, from October 29, 1996.
(2) U S WEST, Capital Funding and U S WEST Financing have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in Subordinated Debt Securities, Capital Funding has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $.7875 per Preferred Security (or $15,120,000 in the aggregate); provided, that such compensation for sales of 10,000 or more Preferred Securities to a single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
(4) Expenses of the offering which are payable by Capital Funding are estimated to be $665,000.

                            ------------------------

    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about October 29, 1996.
                            ------------------------

MERRILL LYNCH & CO.

              DEAN WITTER REYNOLDS INC.

                            A.G. EDWARDS & SONS, INC.

                                         PAINEWEBBER INCORPORATED

                                                     PRUDENTIAL SECURITIES
                                                     INCORPORATED

                                                               SMITH BARNEY INC.
                              -------------------

          The date of this Prospectus Supplement is October 24, 1996.

-SM- "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

(CONTINUED FROM PREVIOUS PAGE)

    Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 8 1/4% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing December 31, 1996 ("distributions"). The payment of distributions out of moneys held by U S WEST Financing, and payments on liquidation of U S WEST Financing or the redemption of Preferred Securities, as set forth below, are guaranteed by U S WEST (the "Preferred Securities Guarantee") to the extent U S WEST Financing has funds available therefor as described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The obligations of U S WEST under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of U S WEST (other than U S WEST's guarantee of the 7.96% Trust Originated Preferred Securities of U S WEST Financing I (the "7.96% TOPrS")), including the Debt Guarantee, and PARI PASSU in right of payment with U S WEST's guarantee of the 7.96% TOPrS and the most senior preferred stock issued by U S WEST. The obligations of Capital Funding under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of Capital Funding and are PARI PASSU in right of payment with the 7.96% Subordinated Deferrable Interest Notes due 2025 issued by Capital Funding to U S WEST Financing I in connection with the issuance by U S WEST Financing I of the 7.96% TOPrS (the "7.96% Notes"), all of which is and will be fully and unconditionally guaranteed by U S WEST. The obligations of U S WEST under the Debt Guarantee are subordinate and junior in right of payment to all present and future Senior Indebtedness of U S WEST, are effectively subordinated and junior in right of payment to all present and future indebtedness of U S WEST's subsidiaries and are PARI PASSU in right of payment with U S WEST's guarantee of the 7.96% Notes. At June 30, 1996, on a pro forma basis after giving effect to the consummation of the Continental Merger (as defined herein), the aggregate amount of Senior Indebtedness of U S WEST and indebtedness of U S WEST's consolidated subsidiaries that would have effectively ranked senior to the Subordinated Debt Securities would have been approximately $16 billion.

    The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debt Securities, which, together with the Debt Guarantee, will be the sole assets of U S WEST Financing. As a result, if principal or interest is not paid on the Subordinated Debt Securities, or payments are not made under the Debt Guarantee, no amounts will be paid on the Preferred Securities. If Capital Funding does not make principal or interest payments on the Subordinated Debt Securities, and U S WEST does not make such payments under the Debt Guarantee, U S WEST Financing will not have sufficient funds to make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such distributions until U S WEST Financing has sufficient funds available therefor.

    Capital Funding  has  the  right  to  defer  payments  of  interest  on  the
Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities, at any time, for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. Despite such deferral, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of 8 1/4% per annum, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash interest payments attributable to such deferred income, regardless of their normal accounting method. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities and the Debt Guarantee -- Options to Extend Interest Payment Period," "Risk Factors -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount."

    The Subordinated Debt Securities are redeemable by Capital Funding (i) in whole or in part, from time to time, on or after October 29, 2001 or (ii) at any time, in whole or in part, upon the occurrence of a Special Event (as defined herein). If Capital Funding redeems Subordinated Debt Securities, U S WEST Financing must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at $25 per Trust Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Subordinated Debt Securities. The Subordinated Debt Securities mature on October 29, 2036. At any time, U S WEST will have the right to liquidate U S WEST Financing and cause the Subordinated Debt Securities, together with the Debt Guarantees, to be distributed to the holders of the Preferred Securities, on a pro rata basis, in liquidation of U S WEST Financing. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, Capital Funding will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption," "-- Distribution of the Subordinated Debt Securities" and "Description of the Subordinated Debt Securities and the Debt Guarantee."

    In the event of the voluntary or involuntary dissolution, winding up or termination of U S WEST Financing, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless in connection with such dissolution, the Subordinated Debt Securities are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE 7.96% TOPRS AND THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    On November 1, 1995, as part of the recapitalization described herein under "Recent Developments -- Recapitalization," U S WEST changed its state of incorporation from Colorado to Delaware through the merger of U S WEST, Inc., a Colorado corporation and U S WEST's predecessor ("U S WEST Colorado"), with and into U S WEST, with U S WEST continuing as the surviving corporation. As used herein, unless the context otherwise requires, references to "U S WEST" refer to U S WEST and U S WEST Colorado, its Colorado predecessor.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by U S WEST with the Securities and Exchange Commission (the "Commission") (File No. 1-8611), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1995, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and (iii) Current Reports on Form 8-K dated February 12, 1996, February 29, 1996, April 4, 1996, May 1, 1996, June 10, 1996, July 29, 1996, October 7, 1996 and October 15, 1996. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

    THE FOLLOWING INFORMATION CONCERNING U S WEST, CAPITAL FUNDING, U S WEST FINANCING, THE PREFERRED SECURITIES, THE PREFERRED SECURITIES GUARANTEE, THE SUBORDINATED DEBT SECURITIES AND THE DEBT GUARANTEE SUPPLEMENTS, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT HAVE THE SAME MEANINGS AS IN THE ACCOMPANYING PROSPECTUS.

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and directory and information services businesses. U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). The Communications Group provides telecommunications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international directory and information services businesses. U S WEST has two classes of common stock: U S WEST Communications Group Common Stock, par value $.01 per share (the "Communications Stock"), and U S WEST Media Group Common Stock, par value $.01 per share (the "Media Stock"). The Communications Stock is intended to reflect separately the performance of the Communications Group and the Media Stock is intended to reflect separately the performance of the Media Group.

                         U S WEST CAPITAL FUNDING, INC.

    Capital Funding is a wholly-owned subsidiary of U S WEST and was incorporated under the laws of the State of Colorado in June 1986. Capital Funding was incorporated for the sole purpose of providing financing to U S WEST and its affiliates through the issuance of indebtedness guaranteed by U S WEST and has no independent operations.

                             U S WEST FINANCING II

    U S WEST Financing is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of March 1, 1995, executed by U S WEST, as sponsor (the "Sponsor"), and the trustees of U S WEST Financing (the "U S WEST Trustees") and (ii) the filing of a certificate of trust with the Delaware Secretary of State on March 1, 1995. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. U S WEST will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of U S WEST Financing. U S WEST Financing exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of U S WEST Financing, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and the Debt Guarantee and (iii) engaging in only those other activities necessary or incidental thereto.

    Pursuant to the Declaration, the number of U S WEST Trustees will initially be five. Three of the U S WEST Trustees (the "Regular Trustees") will be persons who are employees or officers of, or affiliated with, U S WEST. The fourth trustee will be a financial institution unaffiliated with U S WEST that will serve as property trustee under the Declaration and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). The fifth U S WEST Trustee will be a financial institution or an affiliate thereof which maintains a principal place of business or residence in the State of Delaware (the "Delaware Trustee"). The First National Bank of Chicago will act as the Property Trustee and its affiliate will act as the Delaware Trustee until removed or replaced by the holder of the Common Securities. The First National

Bank of Chicago will also act as indenture trustee under the Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus.

    The Property Trustee will hold title to the Subordinated Debt Securities and the Debt Guarantee for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Subordinated Debt Securities and the Debt Guarantee. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities and the Debt Guarantee for the benefit of the holders of Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. U S WEST, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any U S WEST Trustee and to increase or decrease the number of U S WEST Trustees, provided that the number of U S WEST Trustees shall be at least three, a majority of which shall be Regular Trustees and that there always will be an institutional trustee who satisfies the requirements of the Trust Indenture Act. Capital Funding will pay all fees and expenses related to U S WEST Financing and the offering of the Trust Securities, the payment of which will be fully and unconditionally guaranteed by U S WEST. See "Description of the Subordinated Debt Securities and the Debt Guarantee -- Miscellaneous."

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends from continuing operations of U S WEST for the periods indicated. For the purpose of calculating this ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include interest on indebtedness (excluding discontinued operations), the portion of rentals representative of the interest factor and preferred stock dividends.

                                                                                    SIX MONTHS ENDED
                            YEAR ENDED DECEMBER 31,                                     JUNE 30,
        ----------------------------------------------------------------           -------------------
        1991           1992           1993           1994           1995           1995           1996
        ----           ----           ----           ----           ----           ----           ----
        3.11           3.85           2.38           4.85           4.03           4.06           3.63

                              RECENT DEVELOPMENTS

    CONTINENTAL MERGER. On February 27, 1996, U S WEST announced a definitive agreement to acquire Continental Cablevision, Inc. ("Continental"), the third largest cable television system operator in the United States. The acquisition by U S WEST of Continental will be effected in accordance with the terms of an Agreement and Plan of Merger, dated as of February 27, 1996, as amended and restated as of June 27, 1996, and as further amended as of October 7, 1996, pursuant to which Continental will be merged with and into either U S WEST or a wholly owned subsidiary of U S WEST (the "Continental Merger"). The aggregate consideration to be paid by U S WEST to stockholders of Continental in the Continental Merger will equal approximately $4.7 billion in value, consisting of $1 billion in cash, $1 billion in liquidation value of shares of Series D Convertible Preferred Stock ("Series D Preferred Stock"), par value $1.00 per share, of U S WEST (with an estimated market value as of October 8, 1996 of $927.5 million) and the remainder in shares of Media Stock. U S WEST will have the right to increase the amount of cash to be paid to stockholders of Continental to up to $1.5 billion, in which event the number of shares of Media Stock to be issued in the Continental Merger would be reduced and the value of the aggregate consideration to be paid to stockholders of Continental would be increased to $4.8 billion. In addition, U S WEST will assume all of

Continental's outstanding debt and other liabilities, which approximated $6.5 billion at June 30, 1996. Consummation of the Continental Merger, which is subject to a number of conditions, including the approval of the stockholders of Continental, is expected in November 1996. There can be no assurance that the Continental Merger will be consummated. Following consummation of the Continental Merger, the businesses of Continental and its subsidiaries will be attributed to the Media Group.

    In connection with U S WEST's announcement of the Continental Merger, Standard & Poor's Rating Service lowered its rating of the senior unsecured indebtedness of U S WEST and Capital Funding and its rating of the 7.96% TOPrS from A+ to BBB+, Fitch lowered its rating of the senior unsecured indebtedness of U S WEST and Capital Funding from A+ to BBB+ and its rating of the 7.96% TOPrS from A to BBB and Duff & Phelps lowered its rating of the senior unsecured indebtedness of U S WEST and Capital Funding from AA to BBB+ and its rating of the 7.96% TOPrS from A- to BBB. In addition, Moody's Investors Service has placed its rating of such securities under review, which may also result in a downgrading.

    RECAPITALIZATION. On November 1, 1995, U S WEST created the Communications Stock, which is intended to reflect separately the performance of the
Communications Group, and the Media Stock, which is intended to reflect separately the performance of the Media Group, and changed its state of incorporation from Colorado to Delaware (the "Recapitalization"). The Recapitalization was effected in accordance with the terms of an Agreement and Plan of Merger, dated as of August 17, 1995, between U S WEST Colorado and U S WEST pursuant to which (i) U S WEST Colorado was merged with and into U S WEST, with U S WEST continuing as the surviving corporation and (ii) each outstanding share of Common Stock, without par value, of U S WEST Colorado, was converted into one share of Communications Stock and one share of Media Stock.

    The Recapitalization was approved by U S WEST Colorado's shareholders at a special meeting held on October 31, 1995. Implementation of the Recapitalization has not resulted in the transfer of any assets from U S WEST or any of its subsidiaries or altered the legal nature of U S WEST's obligations to its creditors. Creditors of U S WEST, including the holders of the Preferred Securities, will continue to benefit from the cash flow of the subsidiaries of U S WEST comprising both the Communications Group and the Media Group, subject to the satisfaction of obligations by such subsidiaries.

    TELECOMMUNICATIONS ACT OF 1996. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecommunications Act"), which is intended to promote competition between local telephone companies, long-distance carriers and cable television operators. The Telecommunications Act replaces the Modification of Final Judgment, the antitrust consent decree entered into in 1984 in connection with the divestiture by AT&T Corp. of its local telephone businesses and the formation of U S WEST and the other regional bell operating companies (the "RBOCs"). The Telecommunications Act permits local telephone companies, long-distance carriers and cable television companies to enter each other's lines of business. RBOCs will be permitted to provide interLATA long distance services (long distance services between local access and transport areas within their service regions) by opening their local networks to facilities-based competition and satisfying a detailed list of requirements, including permitting interconnection and number portability. The Telecommunications Act will also eliminate most regulation of cable rates within three years and lift the ban on cross-ownership between cable television and telephone companies, thereby permitting the RBOCs to enter into the cable business within their respective service regions so long as such entry is not effected through the purchase of existing cable companies, except in rural communities. In addition, the Telecommunications Act reaffirms the concept of universal service and directs the Federal Communications Commission (the "FCC") and state regulators to determine universal service funding policy. The FCC and state regulators have been given the responsibility to interpret and oversee implementation of the Telecommunications Act. On August 1, 1996, the FCC established a framework of minimum national rules that will enable the FCC and state regulators to begin implementation of local competition.

    U S WEST/AIRTOUCH JOINT VENTURE. On July 25, 1994, U S WEST and AirTouch Communications, Inc. ("AirTouch") announced an agreement to combine their domestic cellular operations through a joint venture. On November 1, 1995, U S WEST and AirTouch entered into Phase I of the joint venture pursuant to which U S WEST and AirTouch are operating their domestic cellular properties separately but are receiving centralized services from a wireless management company ("WMC") on a contract basis. In Phase II of the joint venture, U S WEST and AirTouch will contribute their domestic cellular businesses to WMC to form the third largest cellular company in the United States (the "U S WEST/AirTouch Joint Venture"). The recent passage of the Telecommunications Act has removed significant regulatory barriers and U S WEST expects that Phase II could be consummated by the end of 1996 or in early 1997, subject to the receipt of certain regulatory and other approvals.

                                  RISK FACTORS

    Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

RANKING OF SUBORDINATED OBLIGATIONS UNDER PREFERRED SECURITIES GUARANTEE, SUBORDINATED DEBT SECURITIES AND DEBT GUARANTEE

    U S WEST's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all liabilities of U S WEST, including the Debt Guarantee, and PARI PASSU with the most senior preferred stock issued by U S WEST. The obligations of Capital Funding under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of Capital Funding, all of which are, and will be, fully and unconditionally guaranteed by U S WEST. The obligations of U S WEST under the Debt Guarantee are subordinate and junior in right of payment to all present and future Senior Indebtedness of U S WEST and are effectively subordinated and junior in right of payment to all present and future indebtedness of U S WEST's subsidiaries. At June 30, 1996, on a pro forma basis after giving effect to the consummation of the Continental Merger, the aggregate amount of Senior Indebtedness of U S WEST and indebtedness of U S WEST's consolidated subsidiaries that would have effectively ranked senior to the Subordinated Debt Securities would have been approximately $16 billion. There are no terms in the Preferred Securities, the Subordinated Debt Securities, the Preferred Securities Guarantee or the Debt Guarantee that limit the ability of U S WEST and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to the Preferred Securities Guarantee and the Debt Guarantee. See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus and "Description of the Subordinated Debt Securities and the Debt Guarantee -- Subordination."

RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

    The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent U S WEST Financing shall have funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions, with respect to Preferred Securities called for redemption by U S WEST Financing, to the extent U S WEST Financing has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of U S WEST Financing (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent U S WEST Financing has funds available therefor and (b) the amount of assets of U S WEST Financing remaining available for distribution to holders of the Preferred Securities in liquidation of U S WEST Financing. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against U S WEST to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against U S WEST Financing, the Preferred Guarantee Trustee or any other person or entity. If Capital Funding were to default in its obligation to pay amounts payable on the Subordinated Debt Securities and U S WEST were to default on its obligations under the Debt Guarantee, U S WEST Financing would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the Subordinated Debt Securities against Capital Funding pursuant to the terms of the Subordinated Debt Securities and against U S WEST under the Debt Guarantee. See "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees" in the accompanying Prospectus and "Description of the Subordinated Debt Securities and the Debt Guarantee -- Subordination." The Declaration provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Preferred Securities Guarantee and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Subordinated Debt Securities and Debt Guarantee against Capital Funding and U S WEST. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities and Debt Guarantee. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Debt Guarantee, a holder of Preferred Securities may institute a legal proceeding directly against Capital Funding or U S WEST to enforce the Property Trustee's rights under the Subordinated Debt Securities or the Debt Guarantee, as the case may be, without first instituting any legal proceeding against the Property
Trustee or any other person or entity, including, in the case of the Debt Guarantee, against Capital Funding.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    Capital Funding has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Securities would be deferred (but despite such deferral would continue to accrue with interest thereon) by U S WEST Financing during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters. In the event that Capital Funding exercises this right to defer payments of interest, then (a) U S WEST and Capital Funding shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities, including the 7.96% Notes and the 7.96% Notes Guarantee (as defined herein); provided, however, that restriction (a) above does not apply to any stock dividends paid by U S WEST where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Capital Funding may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, Capital Funding may select a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debt Securities and the Debt Guarantee -- Option to Extend Interest Payment Period."

    In September 1995, U S WEST Financing I issued 24,000,000 of the 7.96% TOPrS to the public. The proceeds of such issuance, together with the proceeds of the issuance of common securities to U S WEST, were used by U S WEST Financing I to purchase from Capital Funding $618,556,725 in aggregate principal amount of 7.96% Notes. The 7.96% Notes are guaranteed on a subordinated basis by U S WEST (the "7.96% Notes Guarantee"). The Subordinated Debt Securities are pari passu in right of payment with the 7.96% Notes and the Debt Guarantee is pari passu in right of payment with the 7.96% Notes Guarantee. As a result, in the event Capital Funding exercises its right to defer interest on the Subordinated Debt

Securities, Capital Funding and U S WEST will be prohibited from making payments on the 7.96% Notes and the 7.96% Notes Guarantee, respectively, and in the event Capital Funding exercises its right to defer interest on the 7.96% Notes, Capital Funding and U S WEST will be prohibited from making payments on the Subordinated Debt Securities and the Debt Guarantee, respectively.

    Capital Funding believes that the likelihood that it will exercise its right to defer payments of interest is remote and that, therefore, the Preferred Securities should not be considered to be issued with original issue discount ("OID") unless it actually exercises such deferral right. There is no assurance that the Internal Revenue Service will agree with such position. See "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount."

    Should Capital Funding exercise its rights to defer payments of interest by extending the interest payment period, each holder of Preferred Securities, regardless of its regular method of accounting, will accrue income for United States federal income tax purposes in respect of the deferred interest allocable to its Preferred Securities. As a result, during an Extension Period, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from U S WEST Financing related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Capital Funding has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. However, should Capital Funding determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Capital Funding's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debt Securities) may be more volatile than other securities on which original issue discount accrues that do not have such rights. See "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount."

SPECIAL EVENT REDEMPTION

    Upon the occurrence of a Special Event, Capital Funding will have the right to redeem the Subordinated Debt Securities, in whole or in part, in which event Capital Funding will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debt Securities are redeemed by Capital Funding. See "Description of Preferred Securities -- Special Event Redemption."

DISTRIBUTION OF THE SUBORDINATED DEBT SECURITIES

    At any time, U S WEST will have the right to terminate U S WEST Financing and, after satisfaction of the liabilities of creditors of U S WEST Financing as provided by applicable law, cause the Subordinated Debt Securities, together with the Debt Guarantee, to be distributed to the holders of the Trust Securities in the liquidation of U S WEST Financing. Under current United States federal income tax law and interpretation, a distribution of the Subordinated Debt Securities should not be a taxable event to the holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the distribution could be a taxable event to the holders of the Preferred Securities. See "United States Federal Income Taxation -- Receipt of Subordinated Debentures or Cash Upon Liquidation of U S WEST Financing." While U S WEST does not currently intend to cause the liquidation of U S WEST Financing and the distribution of the Subordinated Debt Securities, there is no restriction on its ability to do so. U S WEST anticipates that it would consider exercising this right in the event that the expenses associated with maintaining U S WEST Financing were substantially greater than currently expected, such as if there were a Special Event. U S WEST cannot predict the other circumstances under which this right would be exercised.

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of U S WEST Financing were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debt Securities that the investor may receive on dissolution and liquidation of U S WEST Financing, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities will receive Subordinated Debt Securities upon the election of U S WEST to liquidate U S WEST Financing and cause the Subordinated Debt Securities to be distributed to the holders of the Preferred Securities, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities -- Distribution of the Subordinated Debt Securities" and "Description of the Subordinated Debt Securities and the Debt Guarantee -- General."

PROPOSED TAX LEGISLATION

    On March 19, 1996, the U.S. Treasury Department proposed certain tax law changes (the "Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Subordinated Debt Securities, issued on or after December 7, 1995. On March 29, 1996, Senate Finance Committee Chairman William
V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, if the Subordinated Debt Securities are issued prior to the date of such "appropriate Congressional action" with respect to the Proposed Legislation, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Subordinated Debt Securities. There can be no assurances, however, that the Proposed Legislation, if enacted, will not apply to the Preferred Securities or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of Capital Funding to deduct the interest payable on the Subordinated Debt Securities. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Distribution of the Subordinated Debt Securities."

LIMITED VOTING RIGHTS

    Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, U S WEST Trustees, which voting rights are vested exclusively in the holder of the Common Securities.

TRADING PRICE OF PREFERRED SECURITIES

    The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Subordinated Debt Securities are deemed to have been issued with OID) and who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount" and "-- Sale of Certificates."

FUTURE ACQUISITIONS

    In connection with the Media Group's growth strategy, U S WEST from time to time engages in preliminary discussions regarding acquisitions, dispositions and other similar transactions. Any such transaction could involve, among other things, the transfer of certain assets, businesses or interests, the issuance of equity and/or the incurrence or assumption of indebtedness. The consideration of any such transaction could have a material impact upon the financial condition and results of operations of U S WEST. In addition, the incurrence of indebtedness to fund any such transaction and/or the assumption of indebtedness in connection with any such transaction could result in a downgrading of the credit ratings of U S WEST and its subsidiaries and, as a result, have an adverse effect upon the market value of the Preferred Securities. There is no assurance that any such discussions will result in the consummation of any such transaction.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

U S WEST SUMMARY HISTORICAL FINANCIAL DATA

    The summary historical financial data below should be read in conjunction with the financial statements and notes thereto included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1995. See "Incorporation of Certain Documents by Reference." The summary historical financial data at December 31, 1995, 1994, 1993, 1992 and 1991 and for each of the five years ended December 31, 1995 are derived from the consolidated financial statements of U S WEST which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts." The summary historical financial data at June 30, 1996 and 1995 and for the six months ended June 30, 1996 and 1995 are derived from the unaudited consolidated financial statements of U S WEST, which have been prepared on the same basis as U S WEST's audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                   (UNAUDITED)
                                                 SIX MONTHS ENDED
                                                     OR AS OF
                                                     JUNE 30,                  YEAR ENDED OR AS OF DECEMBER 31,
                                               --------------------  ----------------------------------------------------
                                                 1996       1995       1995         1994      1993      1992      1991
                                               ---------  ---------  ---------     -------  --------  --------  ---------
                                                                         (DOLLARS IN MILLIONS)
FINANCIAL DATA
Sales and other revenues.....................     $6,174     $5,722     $11,746    $10,953  $ 10,294  $  9,823  $  9,528
Income from continuing operations (1)........        610        648      1,329       1,426       476     1,076       840
Net income (loss) (2)........................        644        648      1,317       1,426    (2,806)     (614)      553
Total assets.................................     25,289     24,193     25,071      23,204    20,680    23,461    23,375
Total debt (3)...............................      9,095      8,990      8,855       7,938     7,199     5,430     5,969
Shareowners' equity..........................      8,217      7,679      7,948       7,382     5,861     8,268     9,587
Percentage of debt to total capital (3)......       50.6%      53.8%      50.7%       51.6%     55.1%     39.6%     38.4%
Capital expenditures (3).....................     $1,561     $1,365     $3,140     $ 2,820  $  2,441  $  2,554  $  2,425
OPERATING DATA
EBITDA (4)...................................     $2,615     $2,451     $4,936     $ 4,559  $  4,228  $  3,963  $  3,920
Telephone network access lines in service
 (thousands).................................     15,068     14,482     14,847      14,336    13,843    13,345    12,935
Billed telephone access minutes of use
 (millions)..................................     30,894     28,058     57,305      52,275    48,123    44,369    41,701
Domestic cellular subscribers (thousands)....      1,701      1,165      1,463         968       601       415       300
Domestic cable television subscribers-- FCC
 equivalents (thousands).....................        508        474        490         459     --        --        --
Employees....................................     61,399     61,448     61,047      61,505    60,778    63,707    65,829

------------------------------
(1) For the first six months of 1996 and 1995 income from continuing operations includes gains of $30 and $49, respectively on the sales of certain rural telephone exchanges. 1995 income from continuing operations includes a gain of $95 from the merger of U S WEST's joint venture interest in Telewest Communications plc with SBC CableComms (UK), a gain of $85 on the sales of certain rural telephone exchanges and a charge of $17 for expenses associated with the Recapitalization. 1994 income from continuing operations includes a gain of $105 on the partial sale of U S WEST's joint venture interest in Telewest Communications plc, a gain of $41 on the sale of U S WEST's paging operations and a gain of $51 on the sales of certain rural telephone exchanges. 1993 income from continuing operations was reduced by a restructuring charge of $610 and a charge of $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1991 income from continuing operations was reduced by a restructuring charge of $230.

(2) Net income for the first six months of 1996 inludes a gain of $34 for the cumulative effect of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." 1995 net income was reduced by extraordinary items of $12 for the early extinguishment of debt. 1993 net income was reduced by extraordinary charges of $3,123 for the discontinuance of SFAS No. 71 and $77 for the early extinguishment of debt. 1993 net income also includes a charge of $120 for U S WEST's decision to discontinue the operations of its capital assets segment. 1992 net income includes a charge of $1,793 for the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112 "Employers' Accounting for Postemployment Benefits." Discontinued operations provided net income (loss) of $38, $103 and $(287) in 1993, 1992 and 1991, respectively.

(3) Capital expenditures, debt and the percentage of debt to total capital exclude the capital assets segment, which has been discontinued and is held for sale.

(4) Earnings before interest, taxes, depreciation and amortization. EBITDA excludes gains on sales of assets, restructuring charges and other income. U S WEST considers EBITDA an important indicator of the operational strength and performance of its businesses. EBITDA, however, should not be considered as an alternative to operating or net income as an indicator of the performance of U S WEST's businesses or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles.

CONTINENTAL SUMMARY HISTORICAL FINANCIAL DATA

    The summary consolidated historical financial data provided below should be read in conjunction with the Consolidated Financial Statements of Continental and the notes thereto incorporated by reference in U S WEST's Current Report on Form 8-K, dated October 15, 1996, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The summary historical financial data at December 31, 1995 and for each of the three years ended December 31, 1995 are derived from the Consolidated Financial Statements of Continental which have been audited by Deloitte & Touche LLP, independent certified accountants. See "Experts." The summary historical financial data at June 30, 1996 and for the six months ended June 30, 1996 and 1995 are derived from the unaudited Consolidated Financial Statements of Continental, which have been prepared on the same basis as Continental's audited Consolidated Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                      (UNAUDITED)
                                                 SIX MONTHS ENDED JUNE
                                                          30,                    YEAR ENDED DECEMBER 31,
                                                -----------------------  ----------------------------------------
                                                   1996         1995         1995          1994          1993
                                                -----------  ----------  ------------  ------------  ------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
Revenue.......................................  $   942,930  $  650,048  $  1,442,392  $  1,197,977  $  1,177,163
Operating, selling, general and administrative
 expenses.....................................      556,360     375,178       837,241       672,884       649,571
Depreciation and amortization.................      231,696     148,412       341,171       283,183       279,009
Restricted stock purchase program(1)..........        8,654       5,905        12,005        11,316        11,004
                                                -----------  ----------  ------------  ------------  ------------
Operating income..............................      146,220     120,553       251,975       230,594       237,579
Interest expense (net)........................      233,578     166,314       363,826       315,541       282,252
Loss before extraordinary item and cumulative
 effect of accounting change..................     (110,186)    (33,067)     (112,027)      (68,576)      (25,774)
Extraordinary item............................           --          --            --       (18,265)           --
Cumulative effect of accounting change........           --          --            --            --      (184,996)
Net loss......................................     (110,186)    (33,067)     (112,027)      (86,841)     (210,770)
Preferred stock preferences...................      (21,041)    (19,347)      (39,802)      (36,800)      (34,115)
                                                -----------  ----------  ------------  ------------  ------------
Loss applicable to common stockholders........  $  (131,227) $  (52,414) $   (151,829) $   (123,641) $   (244,885)
                                                -----------  ----------  ------------  ------------  ------------
                                                -----------  ----------  ------------  ------------  ------------
OTHER DATA
EBITDA(2).....................................  $   386,570  $  274,870  $    605,151  $    525,093  $    527,592
Net cash provided from operating activities...      175,030      77,527       221,264       236,304       250,504
Capital expenditures..........................      311,447     231,021       518,161       300,511       185,691

                                                                           (UNAUDITED)
                                                                          AS OF JUNE 30,      AS OF DECEMBER 31,
                                                                               1996                  1995
                                                                        ------------------  ----------------------
                                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Cash..................................................................    $       27,056        $       18,551
Total assets..........................................................         5,284,734             5,080,593
Total debt............................................................         5,604,137             5,285,159
Redeemable common stock...............................................           270,290               256,135
Stockholders' equity (deficiency).....................................        (1,319,133)           (1,215,951)

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                        AS OF JUNE                AS OF DECEMBER 31,
                                                            30,       -------------------------------------------
                                                           1996           1995           1994           1993
                                                       -------------  -------------  -------------  -------------
CONTINENTAL SUBSCRIBER DATA FOR U.S. CABLE SYSTEMS
 (3)
Homes passed by cable (4)............................    7,243,000      7,191,000      5,372,000      5,192,000
Number of basic subscribers (5)......................    4,234,000      4,190,000      3,081,000      2,895,000
Basic penetration (6)................................         58.5%           58.3 %         57.4 %         55.8 %
Monthly cable revenue per average basic
 subscriber (7)......................................  $      37.06   $      35.99   $      35.06   $      35.69

------------------------------
(1) Represents the difference between the consideration paid by employees for shares of Continental restricted common stock under Continental's Restricted Stock Purchase Program and the fair market value of such shares (as determined by the Continental Board of Directors) at the date of issuance, amortized over such shares' vesting schedule.

(2) Operating income before depreciation and amortization and non-cash stock compensation (Continental Restricted Stock Purchase Program expense). Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income as determined in accordance with GAAP as an indicator of Continental's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.

(3) In reporting subscriber and other data for U.S. cable systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage interest is included.

(4)  Represents  estimated   dwelling  units  located   sufficiently  close   to
    Continental's cable plant to be practicably connected without any further extension of principal transmission lines.

(5) A "basic subscriber" means a person who, at a minimum, subscribes to Continental's Basic Broadcast Tier, which consists of broadcast television signals available off-air locally, local origination channels and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, dividing aggregate Basic Broadcast Tier revenues by the stated Basic Broadcast Tier rate.

(6) Basic subscribers as a percentage of homes passed by cable.

(7) Cable revenues (excluding DBS-service revenues) divided by the weighted average number of basic subscribers for Continental's subsidiaries during the twelve-month period ended December 31 for each year presented and the six month period ended June 30, 1996.

U S WEST SELECTED PRO FORMA FINANCIAL DATA

    The following unaudited selected pro forma combined financial data of U S WEST gives effect to the Continental Merger and related transactions, certain acquisitions, dispositions and refinancings by Continental and the consummation of the U S WEST/AirTouch Joint Venture. The unaudited selected pro forma combined financial data are derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements of U S WEST and the notes thereto incorporated by reference in U S WEST's Current Report on Form 8-K, dated October 15, 1996, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference." This data is presented for informational purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the transactions had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of U S WEST. The data provided below should be read in conjunction with the historical and pro forma financial statements and the notes thereto of U S WEST and Continental included in the documents incorporated by reference herein, including in U S WEST's Current Report on Form 8-K, dated October 15, 1996. See "Incorporation of Certain Documents by Reference."

                                                                                 (UNAUDITED)
                                                                              SIX MONTHS ENDED      YEAR ENDED
                                                                                  OR AS OF           OR AS OF
                                                                                JUNE 30, 1996    DECEMBER 31, 1995
                                                                              -----------------  -----------------
                                                                                     (DOLLARS IN MILLIONS)
FINANCIAL DATA
Sales and other revenues....................................................      $   6,623          $  12,646
Income from operations......................................................          1,325              2,423
Income before extraordinary items and cumulative effect of change in
 accounting principle.......................................................            382                928
Income before extraordinary items and cumulative effect of change in
 accounting principle available for common stock............................            356                877
Total assets................................................................         39,148                 --
Total debt..................................................................         16,113                 --
Shareowners' equity.........................................................         11,847                 --

OPERATING DATA
EBITDA......................................................................      $   2,828          $   5,394
Telephone network access lines in service (thousands).......................         15,068             14,847
Billed telephone access minutes of use (millions)...........................         30,894             57,305
Domestic cable television subscribers--FCC equivalents
 (thousands)................................................................          4,820              4,758
Employees...................................................................         71,729             71,042

                           CAPITALIZATION OF U S WEST

    The following table sets forth, at June 30, 1996, (i) the unaudited consolidated historical capitalization of U S WEST, (ii) the unaudited combined pro forma capitalization of U S WEST without adjustment for the sale of the Preferred Securities and (iii) the unaudited combined pro forma capitalization of U S WEST, as adjusted to reflect the sale of the Preferred Securities and the application of the estimated net proceeds thereof as described under "Use of Proceeds." The pro forma capitalization gives effect to the Continental Merger and related transactions, certain acquisitions, dispositions and refinancings by Continental and the consummation of Phase II of the U S WEST/AirTouch Joint Venture. The pro forma capitalization is presented for informational purposes only and is not necessarily indicative of the future capitalization of U S WEST. The table should be read in conjunction with the historical and pro forma financial statements and notes thereto of U S WEST and Continental included in the documents incorporated by reference herein, including in U S WEST's Current Report on Form 8-K, dated October 15, 1996. See "Incorporation of Certain Documents by Reference."

                                                                          AT JUNE 30, 1996
                                                               ---------------------------------------
                                                                                         PRO FORMA AS
                                                               HISTORICAL    PRO FORMA     ADJUSTED
                                                               -----------  -----------  -------------
                                                                        (DOLLARS IN MILLIONS)
Short-term debt..............................................   $   1,735    $   2,752     $   2,288
                                                               -----------  -----------  -------------
                                                               -----------  -----------  -------------
Long-term debt...............................................   $   7,360    $  13,361     $  13,361
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely Company-guaranteed
 debentures..................................................         600          600         1,080
Preferred stock subject to mandatory redemption..............          51           51            51
Total shareowners' equity (1)................................       8,217       11,847        11,847
                                                               -----------  -----------  -------------
Total capitalization.........................................   $  16,228    $  25,859     $  26,339
                                                               -----------  -----------  -------------
                                                               -----------  -----------  -------------

------------------------
(1) At June 30, 1996, (i) 2,000,000,000 shares of Communications Stock and 2,000,000,000 shares of Media Stock were authorized, (ii) 477,431,000 shares of Communications Stock and 473,806,000 shares of Media Stock were outstanding and (iii) 477,431,000 shares of Communications Stock and 630,949,000 shares of Media Stock would have been outstanding on a pro forma basis (assuming 157,143,000 shares of Media Stock are issued in connection with the Continental Merger). The pro forma capitalization gives effect to the issuance of 20,000,000 shares of Series D Preferred Stock in connection with the Continental Merger.

                              ACCOUNTING TREATMENT

    The financial statements of U S WEST Financing will be consolidated with U S WEST's financial statements, with the Preferred Securities shown as Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely Company-guaranteed debentures.

                                USE OF PROCEEDS

    The proceeds of the sale of the Preferred Securities will be invested by U S WEST Financing in Subordinated Debt Securities of Capital Funding. Capital Funding will apply the proceeds from the issuance of the Subordinated Debt Securities primarily to the repayment of a portion of its commercial paper indebtedness, though some of such proceeds may also be used for loans to U S WEST and affiliates of U S WEST for general corporate purposes. For the fiscal year ended December 31, 1995, Capital Funding's commercial paper carried a weighted average interest cost of 6.0126%. For the six months ended June 30, 1996, Capital Funding's commercial paper carried a weighted average interest cost of 5.3926%.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, the First National Bank of Chicago, will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus Supplement is a part, the Trust Act and the Trust Indenture Act.

GENERAL

    The Declaration authorizes the Regular Trustees to issue on behalf of U S WEST Financing the Preferred Securities, which represent preferred undivided beneficial interests in the assets of U S WEST Financing. All of the Common Securities will be owned, directly or indirectly, by U S WEST. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by U S WEST Financing of any securities other than the Trust Securities or the incurrence of any indebtedness by U S WEST Financing. Pursuant to the Declaration, the Property Trustee will own the Subordinated Debt Securities and the Debt Guarantee for the benefit of the holders of the Trust Securities.

DISTRIBUTIONS

    Distributions on the Preferred Securities will be fixed at a rate per annum of 8 1/4% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 8 1/4% thereof. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    Distributions on the Preferred Securities will be cumulative, will accrue from October 29, 1996 and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1996 when, as and if available for payment by the Property Trustee, except as otherwise described below.

    Capital Funding has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue with interest since interest would continue to accrue on the Subordinated Debt Securities) during any Extension Period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters for any particular Extension Period. In the event that Capital Funding exercises this right, then (a) U S WEST and Capital Funding shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities, including the 7.96% Notes and the 7.96% Notes Guarantee; provided, however, that restriction (a) above does not apply to any stock dividends paid by U S WEST where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such extension period, Capital Funding may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, Capital Funding may select a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debt Securities and the Debt Guarantee -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of U S WEST Financing on the record date next following the termination of such deferral period.

    Because the Subordinated Debt Securities are pari passu in right of payment with the 7.96% Notes and the Debt Guarantee is pari passu in right of payment with the 7.96% Notes Guarantee, during an Extension Period on the Subordinated Debt Securities, Capital Funding and U S WEST will be prohibited from making payments on the 7.96% Notes and the 7.96% Notes Guarantee, respectively, and during an Extension Period on the 7.96% Notes, Capital Funding and U S WEST will be prohibited from making payments on the Subordinated Debt Securities and the Debt Guarantee, respectively.

    Distributions on the Preferred Securities must be paid on the dates payable to the extent that U S WEST Financing has funds available for the payment of such distributions in the Property Account. U S WEST Financing's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Subordinated Debt Securities and the Debt Guarantee. See "Description of the Subordinated Debt Securities and the Debt Guarantee." The payment of distributions out of moneys held by U S WEST Financing is guaranteed by U S WEST to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus.

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of U S WEST Financing on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates. Such distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Subordinated Debt Securities and the Debt Guarantee in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event the Preferred Securities shall not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates which shall be more than one Business Day prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in the City of New York are authorized or required by law to close.

MANDATORY REDEMPTION

    The Subordinated Debt Securities will mature on October 29, 2036 and may be redeemed, in whole or in part, at any time on or after October 29, 2001 or at any time upon the occurrence of a Special Event. Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed at the Redemption Price; provided that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Debt Securities and the Debt Guarantee." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION

    "Tax Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) U S WEST Financing would be subject to United States federal income tax with respect to income accrued or received on the Subordinated Debt Securities, (ii) interest payable to U S WEST Financing on the Subordinated Debt Securities would not be deductible by Capital Funding for United States federal income tax purposes or (iii) U S WEST Financing would be subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus Supplement.

    "Investment Company Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that U S WEST Financing is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

    If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, Capital Funding will have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Debt Securities in whole or in part for cash within 90 days following the occurrence of such Special Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed shall be redeemed by U S WEST Financing at the Redemption Price on a pro rata basis.

DISTRIBUTION OF THE SUBORDINATED DEBT SECURITIES

    At any time, U S WEST will have the right to terminate U S WEST Financing and, after paying or making reasonable provision to pay all claims and obligations of U S WEST Financing in accordance with the Trust Act, cause the Subordinated Debt Securities to be distributed to the holders of the Preferred Securities in liquidation of U S WEST Financing. Under current United States federal income tax law and interpretation, a distribution of the Subordinated Debt Securities should not be a taxable event to the holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the distribution could be a taxable event to the holders of the Preferred Securities. See "United States Federal Income Taxation -- Receipt of Subordinated Debt Securities or Cash Upon Liquidation of U S WEST Financing."

    If Subordinated Debt Securities, together with the Debt Guarantee, are distributed to the holders of the Preferred Securities, Capital Funding will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

    After the date for any distribution of Subordinated Debt Securities, together with the Debt Guarantee, upon dissolution of U S WEST Financing, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities and the Debt Guarantee to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distribution on, such Preferred Securities, until such certificates are presented to Capital Funding or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of U S WEST Financing were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debt Securities that the investor may receive on dissolution and liquidation of U S WEST Financing, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    U S WEST Financing may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If U S WEST Financing gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Capital Funding has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, U S WEST Financing will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "-- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by U S WEST Financing or by U S WEST pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

    Subject  to  the  foregoing  and  to  applicable  law  (including,   without
limitation, United States federal securities laws), U S WEST or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of U S WEST Financing, the holders of the Preferred Securities at that time will be entitled to receive out of the assets of U S WEST Financing, after paying or making reasonable provision to pay all claims and obligations of U S WEST Financing in accordance with the Trust Act, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such liquidation, dissolution, winding-up or termination, Subordinated Debt Securities in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of Preferred Securities after paying or making reasonable provision to pay all claims and obligations of U S WEST Financing in accordance with the Trust Act.

    If, upon any such dissolution, the Liquidation Distribution can be paid only in part because U S WEST Financing has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by U S WEST Financing on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities.

    Pursuant to the Declaration, U S WEST Financing shall terminate (i) on September 30, 2051, the expiration of the term of U S WEST Financing, (ii) upon the bankruptcy of U S WEST or Capital Funding, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to U S WEST or Capital Funding, the filing of a certificate of cancellation with respect to U S WEST Financing after having obtained (other than in connection with a dissolution of U S WEST Financing pursuant to clause (iv)) the consent of the holders of at least 66 2/3% in liquidation amount of the Trust Securities, voting together as a single class, to file such certificate of cancellation, or the revocation of the charter of U S WEST or Capital Funding and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of the Subordinated Debt Securities, together with the Debt Guarantee, (v) upon the redemption of all of the Trust Securities or (vi) upon the entry of a decree of a judicial dissolution of U S WEST, Capital Funding or U S WEST Financing.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"), provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

    Upon the occurrence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Subordinated Debt Securities, will have the right under the Indenture to declare the principal of and interest on the Subordinated Debt Securities to be immediately due and payable.

VOTING RIGHTS

    Except as provided below, under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantees -- Modification of the Preferred Securities Guarantees; Assignment" in the accompanying Prospectus and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

    The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Subordinated Debt Securities and Debt Guarantees, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Debt Securities and Debt Guarantee, (ii) waive any past Indenture Event of Default which is waivable under Section 6.06 of the Base Indenture (as defined herein), or
(iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable, provided that where a consent under the Indenture would require the consent of more than a majority of the holders (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority of the Preferred Securities may direct the Property Trustee to give such consent. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Debt Guarantee, a holder of Preferred Securities may institute a legal proceeding directly against Capital Funding or U S WEST to enforce the Property Trustee's rights under the Subordinated Debt Securities or the Debt Guarantee, as the case may be, without first instituting any legal proceeding against the Property Trustee or any other person or entity, including, in the case of the Debt Guarantee, against Capital Funding. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except in the case of directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any action described in clauses (i),
(ii) or (iii) above unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, U S WEST Financing will not be classified as other than a grantor trust for United States federal income tax purposes.

    In the event the consent of the Property Trustee, as the holder of the Subordinated Debt Securities and the Debt Guarantee, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities, voting together as a single class, provided that where a consent under the Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, U S WEST Financing will not be classified as other than a grantor trust for United States federal income tax purposes.

    A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for U S WEST Financing to redeem and cancel Preferred Securities or distribute Subordinated Debt Securities in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by U S WEST or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, U S WEST shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

    Holders of the Preferred Securities will have no rights to appoint or remove the U S WEST Trustees, who may be appointed, removed or replaced solely by U S WEST, as the direct or indirect holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be amended or modified if approved and executed by a majority of the Regular Trustees, provided that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of U S WEST Financing other than pursuant to the terms of the Declaration, then the holders of the Trust Securities as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities affected thereby, provided that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause U S WEST Financing to be characterized as other than a grantor trust for purposes of United States federal income taxation, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause U S WEST Financing to be deemed to be an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    U S WEST Financing may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. U S WEST Financing may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of U S WEST Financing under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Capital Funding expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Subordinated Debt Securities and U S WEST expressly acknowledges such trustee of such successor entity as the holder of the Debt Guarantee, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of U S WEST Financing, (vii) prior to such merger, consolidation, amalgamation or replacement, U S WEST has received an opinion of a nationally recognized independent counsel to U S WEST Financing experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither U S WEST Financing nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) U S WEST guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee and the guarantee of the Common Securities. Notwithstanding the foregoing, U S WEST Financing shall not, except with the consent of holders of 100%
in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause U S WEST Financing or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

PREFERRED SECURITIES GUARANTEE

    The payment of distributions out of money held by U S WEST Financing, and payments upon redemption of the Preferred Securities or liquidation of U S WEST Financing, are guaranteed by U S WEST to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions when U S WEST Financing does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to direct the Property Trustee to enforce its rights under the Subordinated Debt Securities and the Debt Guarantee. See "Description of the Preferred Securities -- Voting Rights."

    The  following   paragraph  replaces   the  paragraph   under  the   heading
"Description of the Preferred Securities Guarantees -- Certain Covenants of U S WEST" in the accompanying Prospectus.

    So long as any Preferred Securities remain outstanding, if there shall have occurred a Declaration Event of Default or an event of default under the Preferred Securities Guarantee, then (a) U S WEST shall not (and shall cause Capital Funding not to) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Stock, and (b) U S WEST shall not (and shall cause Capital Funding not to) make any payment of interest, principal or premium, if any on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce pro rata the amount of the interest of each Direct Participant in the Preferred Securities to be redeemed in accordance with its procedures.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to U S WEST Financing as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, U S WEST Financing, Capital Funding or U S WEST, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of U S WEST Financing, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to U S WEST Financing. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of U S WEST) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that U S WEST and U S WEST Financing believe to be reliable, but U S WEST and U S WEST Financing take no responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

    U S WEST and certain of its affiliates maintain a deposit account and banking relationship with the Property Trustee. The Property Trustee serves as trustee under the Preferred Securities Guarantee. The Property Trustee also serves as trustee under other indentures pursuant to which unsecured debt securities of affiliates of U S WEST are outstanding.

REGISTRAR AND TRANSFER AGENT

    In the event that the Preferred Securities do not remain in book-entry only form, the following provisions would apply:

    The Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of U S WEST Financing, but upon payment (with the giving of such indemnity as U S WEST Financing or U S WEST may require) in respect of any tax or other government charges which may be imposed in relation to it.

    U S WEST Financing will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to operate U S WEST Financing in such a way so that U S WEST Financing will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. Capital Funding is authorized and directed to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of Capital Funding for United States federal income tax purposes. In this connection, the Regular Trustees and Capital Funding are authorized to take any action, not inconsistent with applicable law, the certificate of trust of U S WEST Financing, the Declaration or the certificate of incorporation of Capital Funding, that each of the Regular Trustees and Capital Funding determines in their discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

     DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES AND THE DEBT GUARANTEE

    Set forth below is a description of the specific terms of the Subordinated Debt Securities in which U S WEST Financing will invest with the proceeds of the issuance and sale of the Trust Securities. This description supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debt Securities and the Debt Guarantees." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture (the "Base Indenture"), dated as of September 6, 1995, among Capital Funding, U S WEST and Norwest Bank Minnesota, National Association, as Trustee (the "Debt Trustee"), as supplemented by a Second Supplemental Indenture, dated as of October 31, 1995, and a Third Supplemental Indenture, dated as of October 24, 1996 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as an exhibit to the Registration Statement of which the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.

    At any time, U S WEST will have the right to liquidate U S WEST Financing and cause Subordinated Debt Securities to be distributed to the holders of Trust Securities in liquidation of U S WEST Financing. See "Description of the Preferred Securities -- Distribution of the Subordinated Debt Securities."

    If the Subordinated Debt Securities are distributed to the holders of the Trust Securities, Capital Funding will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

GENERAL

    The Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Subordinated Debt Securities will be limited in aggregate principal amount of $494,845,375, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by Capital Funding in exchange for the Common Securities (the "U S WEST Payment").

    The Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on October 29, 2036. The Subordinated Debt Securities will be fully and unconditionally guaranteed on a subordinated basis as to principal, premium, if any, and interest by U S WEST. See "Description of the Subordinated Debt Securities and the Debt Guarantees -- Debt Guarantees" in the accompanying Prospectus.

    If Subordinated Debt Securities are distributed to holders of the Preferred Securities in liquidation of such holders' interests in U S WEST Financing, such Subordinated Debt Securities will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "-- Book-Entry and Settlement." In the event Subordinated Debt Securities are issued in certificated form, such Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debt Securities issued as a Global Security will be made to the depositary for the Subordinated Debt Securities. In the event Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at the option of Capital Funding by check mailed to the address of the persons entitled thereto.

SUBORDINATION

    The Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of Capital Funding and that the Debt Guarantee is subordinated and junior in right of payment to all Senior Indebtedness of U S WEST. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Subordinated Debt Securities and no payment under the Debt Guarantee may be made if any Senior Indebtedness of Capital Funding or U S WEST, as the case may be, is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any Senior Indebtedness of Capital Funding or U S WEST, as the case may be, has been accelerated because of a default. Upon any distribution of assets of Capital Funding or U S WEST to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness of Capital Funding or U S WEST, as the case may be, must be paid in full before the holders of Subordinated Debt Securities or the Debt Guarantee are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities and the Debt Guarantee will be subrogated to the rights of the holders of Senior Indebtedness of Capital Funding or U S WEST, as the case may be, to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities or the Debt Guarantee, as the case may be, are paid in full. In addition, the Subordinated Debt Securities and the Debt Guarantee will rank at least pari passu with all other subordinated debt securities and debt guarantees initially issued to other U S WEST Trusts or to other trusts, partnerships or other entities affiliated with U S WEST in connection with an issuance of securities similar to the Preferred Securities.

    The term "Senior Indebtedness" means, with respect to Capital Funding or U S WEST, (i) the principal, premium, if any, and interest in respect of (a) indebtedness of such obligor for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor including, without limitation, in the case of U S WEST, all obligations under its Liquid Yield Option Notes due 2011; (ii) all capital lease obligations of such obligor; (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or PARI PASSU with the Subordinated Debt Securities or the Debt Guarantee, as the case may be, and (2) any subordinated debt securities and debt guarantees initially issued to other U S WEST Trusts or to other trusts, partnerships or other entities affiliated with U S WEST in connection with an issuance of securities similar to the Preferred Securities, including the 7.96% Notes and the 7.96% Notes Guarantee. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by Capital Funding or U S WEST. The Indenture also does not limit the aggregate amount of indebtedness which may be issued by U S WEST's subsidiaries. At June 30, 1996, on a pro forma basis after giving effect to the consummation of the Continental Merger, the aggregate amount of Senior Indebtedness of U S WEST and indebtedness of U S WEST's consolidated subsidiaries was approximately $16 million.

OPTIONAL REDEMPTION

    Capital  Funding  shall  have  the right  to  redeem  the  Subordinated Debt
Securities, in whole or in part, from time to time, on or after October 29, 2001, or at any time upon the occurrence of a Special Event as described under "Description of the Preferred Securities -- Special Event Redemption," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debt Securities would result in the delisting of the Preferred Securities, Capital Funding may only redeem the Subordinated Debt Securities in whole.

INTEREST

    Each Subordinated Debt Security shall bear interest at the rate of 8 1/4% per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing December 31, 1996, to the person in whose name such Subordinated Debt Security is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debt Securities shall not continue to remain in book-entry only form, Capital Funding shall have the right to select record dates which shall be more than one Business Day prior to the Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTIONS TO EXTEND INTEREST PAYMENT PERIOD

    Capital Funding shall have the right at any time, and from time to time, during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, Capital Funding shall pay all interest then accrued and unpaid (including any Additional Interest (as defined herein)) (together with interest thereon at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law); provided, that, during any such Extension Period, (a) U S WEST and Capital Funding shall not declare or pay any dividend or, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities, including the 7.96% Notes and the 7.96% Notes Guarantee; provided, however, that restriction (a) above does not apply to any stock dividends paid by U S WEST where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Capital Funding may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, Capital Funding may select a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. Capital Funding has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. If the Property Trustee shall be the sole holder of the Subordinated Debt Securities, Capital Funding shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of Capital Funding's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Debt Securities, Capital Funding shall give the holders of the Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date Capital Funding is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Subordinated Debt Securities of the record or payment date of such related interest payment.

    Because the Subordinated Debt Securities are pari passu in right of payment with the 7.96% Notes and the Debt Guarantee is pari passu in right of payment with the 7.96% Notes Guarantee, during an Extension Period on the Subordinated Debt Securities, Capital Funding and U S WEST will be prohibited from making payments on the 7.96% Notes and the 7.96% Notes Guarantee, respectively, and during an Extension Period on the 7.96% Notes, Capital Funding and U S WEST will be prohibited from making payments on the Subordinated Debt Securities and the Debt Guarantee, respectively.

ADDITIONAL INTEREST

    If at any time U S WEST Financing shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Capital Funding will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by U S WEST Financing after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts U S WEST Financing would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

    In case any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Subordinated Debt Securities (including any Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities and the Debt Guarantees -- Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debt Securities and the Debt Guarantee. See "Description of the Preferred Securities -- Declaration Events of Default" and "-- Voting Rights."

CERTAIN COVENANTS

    The   following  paragraphs   replace  the  paragraphs   under  the  heading
"Description of the Subordinated Debt Securities and the Debt Guarantees -- Certain Covenants" in the accompanying prospectus.

    If (i) there shall have occurred any event that would constitute an Indenture Event of Default or (ii) U S WEST shall be in default with respect to its payment of any obligations under the Preferred Securities Guarantee or Common Securities Guarantee, then (a) U S WEST and Capital Funding shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities; provided, however, that restriction (a) above does not apply to any stock dividends paid by U S WEST where the dividend stock is the same stock as that on which the dividend is being paid.

    If Capital Funding shall have given notice of its election to defer interest on the Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) U S WEST and Capital Funding shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities, including the 7.96% Notes and the 7.96% Notes Guarantee; provided, however, that restriction (a) above does not apply to any stock dividends paid by U S WEST where the dividend stock is the same stock as that on which the dividend is being paid.

    For so long as the Trust Securities remain outstanding, U S WEST will (i) directly or indirectly maintain 100% ownership of the Common Securities; provided, however, that any permitted successor of U S WEST under the Indenture may succeed to U S WEST's ownership of the Common Securities and (ii) use its reasonable efforts to cause U S WEST Financing (a) to remain a statutory business trust, except in connection with the distribution of the Subordinated Debt Securities to the holders of Trust Securities in liquidation of U S WEST Financing, the redemption of all of the Trust Securities or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Preferred Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of U S WEST Financing, the Subordinated Debt Securities will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debt Securities in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

    THE DEPOSITARY. If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in U S WEST Financing, DTC will act as securities depositary for the Subordinated Debt Securities. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Capital Funding may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as depositary.

    None of U S WEST, Capital Funding, U S WEST Financing, the Debt Trustee, any paying agent and any other agent of U S WEST, Capital Funding or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    DISCONTINUANCE OF THE DEPOSITARY'S SERVICES. A Global Security shall be exchangeable for Subordinated Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies Capital Funding that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (ii) Capital Funding in its sole discretion determines that such Global Security shall be so exchangeable or
(iii) there shall have occurred an Event of Default with respect to such Subordinated Debt

Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

    The Indenture will provide that Capital Funding will pay all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of U S WEST Financing, (iii) the retention of the U S WEST Trustees and (iv) the enforcement by the Property Trustee of the rights of holders of Preferred
Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by U S WEST.

         EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES,
           THE DEBT GUARANTEE AND THE PREFERRED SECURITIES GUARANTEE

    As set forth in the Declaration, the sole purpose of U S WEST Financing is to issue Trust Securities and invest the proceeds thereof in the Subordinated Debt Securities.

    As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Capital Funding shall pay for all costs and expenses of U S WEST Financing; and (iv) the Declaration provides that the U S WEST Trustees shall not cause or permit U S WEST Financing to, among other things, engage in any activity that is not consistent with the purposes of U S WEST Financing.

    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by U S WEST as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying
Prospectus. If Capital Funding does not make interest payments on the Subordinated Debt Securities purchased by U S WEST Financing and U S WEST does not make payments under the Debt Guarantee, U S WEST Financing will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until U S WEST Financing has sufficient funds for the payment of such distributions.

    If Capital Funding fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period) and U S WEST fails to make payments under the Debt Guarantee with respect to such payments due on the Subordinated Debt Securities, the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Debt Securities and Debt Guarantee, including proceeding directly against U S WEST to enforce the Debt Guarantee without first proceeding against Capital Funding under the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Debt Guarantee, a holder of Preferred Securities may institute a legal proceeding directly against Capital Funding or U S WEST to enforce the Property Trustee's rights under the Subordinated Debt Securities or the Debt Guarantee, as the case may be, without first instituting any legal proceeding against the Property Trustee or any other person or entity, including, in the case of the Debt Guarantee, against Capital Funding.

    If U S WEST fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Trustee to enforce its rights thereunder. If the Preferred Guarantee Trustee fails to enforce the Preferred Guarantee Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against U S WEST to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against U S WEST Financing, the Preferred Guarantee Trustee or any other person or entity.

    U S WEST and U S WEST Financing believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by U S WEST of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General" in the accompanying Prospectus.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities to a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia or an estate or trust the income of which is subject to United States federal income taxation regardless of source (a "U.S. Holder"). This summary does not address the United States federal income tax consequences to persons other than U.S. Holders.

    This summary is based on the United States federal income tax laws, regulations and rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.

CLASSIFICATION OF U S WEST FINANCING

    Upon the issuance of the Preferred Securities, Weil, Gotshal & Manges LLP, counsel to U S WEST, Capital Funding and U S WEST Financing, will issue its opinion (the "Tax Opinion") to the effect that, under then current law and assuming full compliance with the terms of the Indenture and the Declaration (and certain other documents), and based on certain facts and assumptions contained in such opinion, U S WEST Financing will be classified, for United States federal income tax purposes, as a grantor trust and not as an association taxable as a corporation. In such case, each holder of Preferred Securities will be treated as owning an undivided beneficial interest in the Subordinated Debt Securities and each holder will be required to include in its gross income the items of income realized with respect to its allocable share of those Subordinated Debt Securities. Investors should be aware that the Tax Opinion does not address any other issue and is not binding on the Internal Revenue Service (the "Service") or the courts.

ORIGINAL ISSUE DISCOUNT, PREMIUM AND MARKET DISCOUNT

    Final Treasury Regulations issued on June 16, 1996 generally provide that stated interest on a debt instrument is not "qualified stated interest" and, therefore, will give rise to original issue discount ("OID") unless such interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or non-payment a "remote contingency."

    Capital Funding has the right, at any time and from time to time during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters. Unless the likelihood of exercise of such right to defer is remote, the Subordinated Debt Securities would be issued with OID. During any Extension Period, (a) U S WEST and

Capital Funding will not be permitted to declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Stock, and (b) U S WEST and Capital Funding will not be permitted to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities (although restriction
(a) above will not apply to any stock dividends paid by U S WEST where the dividend stock is the same stock as that on which the dividend is being paid). See "Description of the Subordinated Debt Securities and the Debt Guarantee -- Option to Extend Interest Payment Period." Capital Funding currently believes that the adverse impact that the imposition of such restrictions would have on U S WEST and on the value of the equity securities of U S WEST makes the likelihood of Capital Funding exercising its right to defer payments of interest on the Subordinated Debt Securities remote. Accordingly, Capital Funding believes that the stated interest on the Subordinated Debt Securities should be considered unconditionally payable for purposes of the OID provisions of the Internal Revenue Code of 1986, as amended (the "Code") and that the Subordinated Debt Securities should not be considered to have been issued with OID. There can be no assurance, however, that the Service will agree with such determination.

    Moreover, if, notwithstanding the foregoing, Capital Funding does exercise its right to defer payments of interest thereon, the Subordinated Debt
Securities will be considered to be retired and reissued for their adjusted issue price at such time, and the Subordinated Debt Securities thereafter will be considered to have been issued with OID. In such case, all the interest payments thereafter payable will be treated as OID. If the payments were treated as OID (either because Capital Funding exercises the right to defer interest payments or because the exercise of such right was not remote at the time of issuance), holders must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. The amount of OID that accrues in any quarter will approximately equal the amount of the interest that accrues in that quarter at the stated interest rate. In the event that the interest payment period is extended, holders will accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

    Corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income earned on the Preferred Securities.

    Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debt Securities with market discount or acquisition premium, as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of Preferred Securities.

RECEIPT OF SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF U S WEST FINANCING

    As described under "Description of the Preferred Securities -- Distribution of the Subordinated Debt Securities," Subordinated Debt Securities may be distributed to holders in exchange for the Preferred Securities and in liquidation of U S WEST Financing. Under current law, such a distribution would be treated as a non-taxable event to each holder and each holder would receive an aggregate tax basis in the Subordinated Debt Securities equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Subordinated Debt Securities so received in liquidation of U S WEST Financing would include the period for which the Preferred Securities were held by such holder.

SALES OF CERTIFICATES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the securities and the amount realized on the sale (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by original issue discount (if any) previously includible in such holder's gross income to the date of disposition (and the accrual of market discount, if any, if an election to accrue market discount in income currently is made) and decreased by payments received on the Preferred Securities. Except to the extent noted above and subject to the market discount rules of the Code, any such gain or loss generally will be capital gain or loss.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Subordinated Debt Securities are deemed to have been issued with OID) and who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than such holder's adjusted tax basis (which will include all OID and accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

INFORMATION REPORTING TO HOLDERS

    Subject to the qualifications discussed below, income on the Preferred Securities will be reported to holders on Forms 1099, which forms are expected to be mailed to holders of Preferred Securities by January 31 following each calendar year.

    U S WEST Financing will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the interest (or OID) related to the Subordinated Debt Securities for that year. U S WEST Financing currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though U S WEST Financing is not legally required to report to record holders until April 15 following each calendar year. The Underwriters have indicated to U S WEST Financing that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to U S WEST Financing. U S WEST Financing, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee holders rather than U S WEST Financing.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's federal income tax, provided the required information is provided to the Service.

PROPOSED TAX LEGISLATION

    On March 19, 1996, the U.S. Treasury Department proposed the Proposed Legislation, that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Subordinated Debt Securities, issued on or after December 7, 1995. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, if the Subordinated Debt Securities are issued prior to the date of such "appropriate Congressional action" with respect to the Proposed Legislation, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Subordinated Debt Securities. There can be no assurances, however, that the Proposed Legislation, if enacted, will not apply to the Preferred Securities or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of Capital Funding to deduct the interest payable on the Subordinated Debt Securities. See "Description of the Preferred Securities -- Distribution of the Subordinated Debt Securities."

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), U S WEST Financing has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

                                                                                   NUMBER OF
                                                                                   PREFERRED
             UNDERWRITER                                                           SECURITIES
--------------------------------------------------------------------------------  ------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..........................................................     2,240,000
Dean Witter Reynolds Inc. ......................................................     2,240,000
A.G. Edwards & Sons, Inc. ......................................................     2,240,000
PaineWebber Incorporated........................................................     2,240,000
Prudential Securities Incorporated..............................................     2,240,000
Smith Barney Inc. ..............................................................     2,240,000
Robert W. Baird & Co. Incorporated..............................................       180,000
Bear, Stearns & Co. Inc. .......................................................       180,000
Alex. Brown & Sons Incorporated.................................................       180,000
Cowen & Company.................................................................       180,000
Dain Bosworth Incorporated......................................................       180,000
Dillon, Read & Co. Inc. ........................................................       180,000
Donaldson, Lufkin & Jenrette Securities Corporation.............................       180,000
EVEREN Securities, Inc. ........................................................       180,000
The Ohio Company................................................................       180,000
Oppenheimer & Co., Inc. ........................................................       180,000
Piper Jaffray Inc. .............................................................       180,000
Raymond James & Associates, Inc. ...............................................       180,000
Tucker Anthony Incorporated.....................................................       180,000
Wheat, First Securities, Inc. ..................................................       180,000
Advest, Inc. ...................................................................        90,000
Artemis Capital Group...........................................................        90,000
J.C. Bradford & Co. ............................................................        90,000
JW Charles Securities, Inc. ....................................................        90,000
Craigie Incorporated............................................................        90,000
Crowell, Weedon & Co. ..........................................................        90,000
Davenport & Co. of Virginia, Inc. ..............................................        90,000
D. A. Davidson & Co. ...........................................................        90,000
Fahnestock & Co. Inc. ..........................................................        90,000
Gibraltar Securities Co. .......................................................        90,000
Gruntal & Co., Incorporated.....................................................        90,000
J.J.B. Hilliard, W. L. Lyons, Inc. .............................................        90,000
Interstate/Johnson Lane Corporation.............................................        90,000
Janney Montgomery Scott Inc. ...................................................        90,000
Josephthal Lyon & Ross Incorporated.............................................        90,000
Kennedy, Cabot & Co. ...........................................................        90,000
Legg Mason Wood Walker, Incorporated............................................        90,000

                                                                                   NUMBER OF
                                                                                   PREFERRED
             UNDERWRITER                                                           SECURITIES
--------------------------------------------------------------------------------  ------------
McDonald & Company Securities, Inc. ............................................        90,000
McGinn, Smith & Co., Inc. ......................................................        90,000
Mesirow Financial, Inc. ........................................................        90,000
Morgan Keegan & Company, Inc. ..................................................        90,000
David A. Noyes & Company........................................................        90,000
Olde Discount Corporation.......................................................        90,000
Pryor, McClendon, Counts & Co., Inc. ...........................................        90,000
Ragen MacKenzie Incorporated....................................................        90,000
Rauscher Pierce Refsnes, Inc. ..................................................        90,000
The Robinson-Humphrey Company, Inc. ............................................        90,000
Roney & Co., LLC................................................................        90,000
Scott & Stringfellow, Inc. .....................................................        90,000
Muriel Siebert & Co., Inc. .....................................................        90,000
Stifel, Nicolaus & Company, Incorporated........................................        90,000
Stone & Youngberg...............................................................        90,000
Sutro & Co. Incorporated........................................................        90,000
US Clearing Corp. ..............................................................        90,000
Utendahl Capital Partners, L.P. ................................................        90,000
Yamaichi International (America), Inc. .........................................        90,000
                                                                                  ------------
          Total.................................................................    19,200,000
                                                                                  ------------
                                                                                  ------------

    The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price, as set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of $.50 per Preferred Security, provided that such concession for sales of 10,000 or more Preferred Securities to any single purchaser will be $.30 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.40 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debt Securities of Capital Funding, the Purchase Agreement provides that Capital Funding will agree to pay as compensation ("Underwriters' Compensation") for the Underwriters' arranging the investment therein of such proceeds, an amount in New York Clearing House (next day) funds of $.7875 per Preferred Security (or $15,120,000 in the aggregate) for the accounts of the several Underwriters, provided that such compensation for sales of 10,000 or more Preferred Securities to any single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriter's Compensation will be less than the aggregate amount specified in the preceding sentence.

    During a period of 30 days from the date of the Prospectus Supplement, neither U S WEST Financing, U S WEST nor Capital Funding will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or any equity securities substantially similar to the Preferred Securities (except for any series of subordinated debt securities and the Preferred Securities offered hereby).

    The Preferred Securities have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30 day period after the initial delivery of the Preferred Securities. The Representatives have advised U S WEST Financing that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

    Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

    U S WEST, Capital Funding and U S WEST Financing have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, U S WEST and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of U S WEST Financing by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to U S WEST Financing. The validity of the Subordinated Debt Securities, the Preferred Securities Guarantee, the Debt Guarantee and certain matters relating thereto will be passed upon on behalf of U S WEST and Capital Funding by Weil, Gotshal & Manges LLP, New York, New York and on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Weil, Gotshal & Manges LLP and Skadden, Arps, Slate, Meagher & Flom will rely on the opinion of Stephen E. Brilz, Corporate Counsel and Assistant Secretary of U S WEST, as to all matters of Colorado law. Certain United States federal income taxation matters will be passed upon for U S WEST, Capital Funding and U S WEST Financing by Weil, Gotshal & Manges LLP.

                                    EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule of U S WEST, Inc. and the combined financial statements of the Communications Group and the Media Group as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1995 are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Continental Cablevision, Inc. and its subsidiaries as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 incorporated by reference herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS                                                                [LOGO]
                                 $1,000,000,000
                         U S WEST CAPITAL FUNDING, INC.
                          SUBORDINATED DEBT SECURITIES
                  UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                  PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY
                                 U S WEST, INC.
                                  ------------

                              U S WEST FINANCING I
                             U S WEST FINANCING II
                             U S WEST FINANCING III

                              PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                                 U S WEST, INC.
                                  ------------

    U S WEST Capital Funding, Inc., a Colorado corporation ("Capital Funding") and a wholly-owned subsidiary of U S WEST, Inc., a Delaware corporation ("U S WEST"), may from time to time offer its subordinated debt securities (the "Subordinated Debt Securities") in one or more series and in amounts, at prices and on terms to be determined at the time of the offering. The Subordinated Debt Securities when issued will be unsecured obligations of Capital Funding and will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by U S WEST (the "Debt Guarantees"). Capital Funding's obligations under the Subordinated Debt Securities and U S WEST's obligations under the Debt Guarantees will be subordinate and junior in right of payment to certain other indebtedness of Capital Funding and U S WEST, respectively, as may be described in an accompanying Prospectus Supplement (the "Prospectus Supplement").
    U S WEST Financing I, U S WEST Financing II and U S WEST Financing III (each, a "U S WEST Trust"), each a statutory business trust formed under the laws of Delaware, may from time to time offer preferred securities evidencing undivided beneficial interests in the assets of the respective U S WEST Trust ("Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of each of the U S WEST Trusts, out of moneys held by each of the U S WEST Trusts, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities will be guaranteed by U S WEST to the extent described herein (each, a "Preferred Securities Guarantee"). U S WEST's obligations under the Preferred Securities Guarantees will be subordinate and junior in right of payment to all other liabilities of U S WEST and PARI PASSU with the most senior preferred stock issued by U S WEST. Subordinated Debt Securities may be issued and sold from time to time in one or more series by Capital Funding to a U S WEST Trust in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such U S WEST Trust. The Subordinated Debt Securities subsequently may be distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such U S WEST Trust upon the occurrence of certain events as may be described in the Prospectus Supplement.
    Specific terms of the particular Subordinated Debt Securities of any series or the Preferred Securities of any U S WEST Trust in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in the accompanying Prospectus Supplement with respect to such series of Subordinated Debt Securities or such Preferred Securities, which will describe, without limitation and where applicable the following: (i) in the case of
Subordinated Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, interest rate (or the method of determining such rate), if any, dates on which premium, if any, and interest, if any, will be payable, any redemption provisions, any sinking fund provisions, the initial public offering price, the subordination terms, any listing on a securities exchange and any other terms and (ii) in the case of Preferred Securities, the specific designation, number of Preferred Securities, distribution rate (or the method of determining such rate), dates on which distributions will be payable, liquidation amount, voting rights (if any), any redemption provisions, terms for any conversion or exchange into other securities (if any), the initial public offering price, any listing on a securities exchange, and any other rights, preferences, privileges, limitations and restrictions.
    The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Offered Securities shall not exceed $1,000,000,000. The Prospectus Supplement relating to any series of Offered
Securities will contain information concerning certain United States federal income tax considerations, if applicable to the Offered Securities.

                             ---------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                The date of this Prospectus is October 31, 1995.

    The Offered Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Offered Securities.

    NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED BY U S WEST, CAPITAL FUNDING OR ANY OF THE U S WEST TRUSTS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAPITAL FUNDING, ANY OF THE U S WEST TRUSTS OR U S WEST SINCE THE DATE HEREOF.
                            ------------------------

    U S WEST was incorporated in 1995 under the laws of the State of Delaware in order to effect the Recapitalization Plan described herein under "Recent Development". As part of the Recapitalization Plan, U S WEST changed its state of incorporation from Colorado to Delaware on November 1, 1995 through the merger of U S WEST, Inc., a Colorado corporation and U S WEST's, predecessor ("U S WEST Colorado"), with and into U S WEST, with U S WEST continuing as the surviving corporation. As used herein, unless the context otherwise requires, references to "U S WEST" shall refer to U S WEST and U S WEST Colorado, its Colorado predecessor.

                             AVAILABLE INFORMATION

    U S WEST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning U S WEST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning U S WEST may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the securities exchanges on which shares of U S WEST's common stock are listed.

    Capital Funding, the U S WEST Trusts and U S WEST have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") relating to the Offered Securities under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

    No separate financial statements of Capital Funding or any of the U S WEST Trusts have been included herein. U S WEST does not consider that such financial statements would be material to holders of the Offered Securities because: (i) Capital Funding and each U S WEST Trust is a direct or indirect wholly-owned subsidiary of U S WEST, a reporting company under the Exchange Act, (ii) neither Capital Funding nor any U S WEST Trust has any independent operations but exists for the sole purpose of issuing, in the case of Capital Funding, debt securities guaranteed by U S WEST, and, in the case of the U S WEST Trusts, securities representing undivided beneficial interests in the assets of the U S WEST Trusts and investing the proceeds thereof in Subordinated Debt Securities guaranteed by U S WEST, and (iii) the obligations of Capital Funding under the Subordinated Debt Securities are fully and unconditionally guaranteed by U S WEST, and the obligations of each U S WEST Trust under the Trust Securities, to the extent funds are available therefor, are fully and unconditionally guaranteed by U S WEST. See "Description of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities and the Debt Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which have been filed by U S WEST with the Commission (File No. 1-8611) are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1994, and (ii) Current Reports on Form 8-K dated January 19, 1995, April 10, 1995, April 18, 1995, May 23, 1995 (as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995), June 20, 1995, July 28, 1995, September 22, 1995, September 28, 1995 and October 27, 1995.

    All documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a Prospectus Supplement (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    U S WEST WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, U S WEST, INC., 7800 EAST ORCHARD ROAD, ENGLEWOOD, COLORADO 80111 (TELEPHONE NUMBER
(303) 793-6500).

                            ------------------------

                         U S WEST CAPITAL FUNDING, INC.

    Capital Funding is a wholly-owned subsidiary of U S WEST and was incorporated under the laws of the State of Colorado in June 1986. Capital Funding was incorporated for the sole purpose of providing financing to U S WEST and its affiliates through the issuance of indebtedness guaranteed by U S WEST. The principal executive offices of Capital Funding are located at 7800 East Orchard Road, Englewood, Colorado, 80111 (telephone number (303) 793-6500).

                         THE U S WEST FINANCING TRUSTS

    Each of U S WEST Financing I, U S WEST Financing II and U S WEST Financing III is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each, a "Declaration") executed by U S WEST, as sponsor for such trust (the "Sponsor") and the U S WEST Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on March 1, 1995. Each U S WEST Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by U S WEST. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. U S WEST will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each U S WEST Trust. Each U S WEST Trust has a term of approximately 55 years, but may earlier terminate as provided in the Declaration. Each U S WEST Trust's business and affairs will be conducted by the trustees (the "U S WEST Trustees") appointed by U S WEST, as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the U S WEST Trustees of a U S WEST Trust. The duties and obligations of such U S WEST Trustees shall be governed by the Declaration of such U S WEST Trust. A majority of the U S WEST Trustees (the "Regular Trustees") of each U S WEST Trust will be persons who are employees or officers of or affiliated with U S WEST. In certain limited circumstances set forth in a Prospectus Supplement, the holders of a majority of the Preferred Securities will be entitled to appoint one additional Regular Trustee, who need not be an employee or officer of or otherwise affiliated with U S WEST. One U S WEST Trustee of each U S WEST Trust will be a financial institution which will be unaffiliated with U S WEST and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939 (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one U S WEST Trustee of each U S WEST Trust will have its principal place of business or reside in the State of Delaware. Capital Funding will pay all fees and expenses related to the U S WEST Trusts and the offering of Trust Securities, the payment of which will be guaranteed by U S WEST. The office of the Delaware Trustee for each U S WEST Trust in the State of Delaware is 300 King Street, Wilmington, Delaware 19801. The principal place of business of each U S WEST Trust shall be c/o U S WEST, Inc., 7800 East Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and multimedia content and services businesses. U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). U S WEST has its principal executive offices at 7800 East Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

    The Communications Group provides telecommunications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). Such services include local telephone services, exchange access services and certain long distance services, as well as various new services, including Caller ID, voice messaging and high-speed data networking services. The Communications Group also provides customer premise equipment and certain communications services to business customers and governmental agencies both inside and outside the Communications Group Region.

    The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international multimedia content and services businesses. The Media Group's cable and telecommunications businesses include domestic cable and telecommunications businesses and investments outside of the Communications Group Region, including U S WEST's cable systems in the Atlanta, Georgia metropolitan area and its interest in Time Warner Entertainment Company, L.P, and international cable and telecommunications investments, including U S WEST's interest in TeleWest plc, the largest provider of combined cable and telecommunications services in the United Kingdom. The Media Group provides domestic wireless communications products and services, including cellular services, to a rapidly growing customer base. U S WEST and AirTouch Communications, Inc. have combined their domestic cellular properties to create the third largest cellular company in the United States. The Media Group also provides wireless communications services internationally through Mercury One-2-One, the world's first Personal Communications Service, in the United Kingdom. The Media Group's multimedia content and services businesses develop and package content and information services, including telephone directories, database marketing and other interactive services in domestic and international markets.

                               RECENT DEVELOPMENT

    On November 1, 1995, U S WEST created two classes of common stock that are intended to reflect separately the performance of the Communications Group and the Media Group and changed its state of incorporation from Colorado to Delaware (the "Recapitalization Plan"). The Recapitalization Plan was effected in accordance with the terms of an Agreement and Plan of Merger, dated as of August 17, 1995, between U S WEST Colorado and U S WEST pursuant to which (i) U S WEST Colorado was merged with and into U S WEST, with U S WEST continuing as the surviving corporation and (ii) each outstanding share of Common Stock, without par value, of U S WEST Colorado was converted into one share of U S WEST Communications Group Common Stock, par value $.01 per share, of U S WEST, which is intended to reflect separately the performance of the Communications Group, and one share of U S WEST Media Group Common Stock, par value $.01 per share, of U S WEST, which is intended to reflect separately the performance of the Media Group.

    The Recapitalization Plan was approved by U S WEST Colorado's shareholders at a special meeting held on October 31, 1995. Implementation of the Recapitalization Plan has not resulted in the transfer of any assets from U S WEST or any of its subsidiaries or altered the legal nature of U S WEST's obligations to its creditors, including its obligations under the Debt Guarantees or the Preferred Securities Guarantees. Creditors of U S WEST, including the holders of Preferred Securities and Subordinated Debt Securities, will continue to benefit from the cash flow of the subsidiaries comprising both the Communications Group and the Media Group, subject to the satisfaction of obligations by such subsidiaries. The Recapitalization Plan is not expected to have any adverse impact on U S WEST's credit rating.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges from continuing operations of U S WEST for the periods indicated. For the purpose of calculating this ratio, earnings consist of income before income taxes and fixed charges. Fixed charges include interest on indebtedness (excluding discontinued operations) and the portion of rentals representative of the interest factor.

                                                                               SIX MONTHS
                            YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
        ----------------------------------------------------------------  --------------------
        1990           1991           1992           1993           1994    1994       1995
        ----           ----           ----           ----           ----  ---------  ---------
        4.07           3.11           3.85           2.38           4.85       4.98       4.09

                                USE OF PROCEEDS

    Each U S WEST Trust will invest all proceeds received from the sale of its Trust Securities in Subordinated Debt Securities.

    Unless otherwise specified in the Prospectus Supplement, Capital Funding will apply the net proceeds from the sale of the Subordinated Debt Securities to its general funds to be used for loans to U S WEST and affiliates of U S WEST, which will in turn use the funds for general corporate purposes, including the reduction of short-term and long-term borrowings and other business opportunities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    Each U S WEST Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each U S WEST Trust authorizes the Regular Trustees of such U S WEST Trust to issue on behalf of such U S WEST Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a U S WEST Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such U S WEST Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such U S WEST Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Preferred Securities shall be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding; (iv) whether distributions on Preferred Securities issued by such U S WEST Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such U S WEST Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such U S WEST Trust to the holders of Preferred Securities of such U S WEST Trust upon voluntary or involuntary dissolution, winding-up or termination of such U S WEST Trust; (vi) the obligation, if any, of such U S WEST Trust to purchase or redeem Preferred Securities issued by such U S WEST Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such U S WEST Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such U S WEST Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more U S WEST Trusts, or of both, as a condition to specified action or amendments to the Declaration of such U S WEST Trust; and (viii) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such U S WEST Trust not inconsistent with the Declaration of such U S WEST Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by

U S WEST to the extent set forth below under "Description of the Preferred Securities Guarantees." Any applicable United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

    In connection with the issuance of Preferred Securities, each U S WEST Trust will issue one series of Common Securities. The Declaration of each U S WEST Trust authorizes the Regular Trustees of such trust to issue on behalf of such U S WEST Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a U S WEST Trust will be substantially identical to the terms of the Preferred Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the U S WEST Trustees of a U S WEST Trust. All of the Common Securities of a U S WEST Trust will be directly or indirectly owned by U S WEST.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by U S WEST for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as indenture trustee under each Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable U S WEST Trust.

GENERAL

    Pursuant to each Preferred Securities Guarantee, U S WEST will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by a U S WEST Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such U S WEST Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such U S WEST Trust may have or assert. The following payments with respect to Preferred Securities issued by a U S WEST Trust, to the extent not paid by such U S WEST Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such U S WEST Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such U S WEST Trust has funds available therefor with respect to any Preferred Securities called for redemption by such U S WEST Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such U S WEST Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such U S WEST Trust has funds available therefor and (b) the amount of assets of such U S WEST Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such U S WEST Trust. U S WEST's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by U S WEST to the holders of Preferred Securities or by causing the applicable U S WEST Trust to pay such amounts to such holders.

    Each Preferred Securities Guarantee will be a full and unconditional guarantee with respect to the Preferred Securities issued by the applicable U S WEST Trust from the time of issuance of such Preferred Securities, but will not apply to any payment of distributions except to the extent such U S WEST Trust shall have funds available therefor. If Capital Funding does not make interest payments on the Subordinated Debt Securities purchased by a U S WEST Trust and U S WEST does not fulfill its obligations under the Debt Guarantee relating to such Subordinated Debt Securities, such U S WEST Trust will not pay distributions on the Preferred Securities issued by such U S WEST Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities and the Debt Guarantees -- Certain Covenants."

    U S WEST has also agreed separately to irrevocably and unconditionally guarantee the obligations of the U S WEST Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantee, except that upon an event of default under the Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF U S WEST

    In each Preferred Securities Guarantee, U S WEST will covenant that, so long as any Preferred Securities issued by the applicable U S WEST Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Preferred Securities Guarantee or the Declaration of such U S WEST Trust, then (a) U S WEST shall not (and shall cause Capital Funding and, if it is not a wholly-owned subsidiary of U S WEST, U S WEST Communications, Inc. not to) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) U S WEST shall not (and shall cause Capital Funding not to) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to such Subordinated Debt Securities.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities issued by the applicable U S WEST Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of U S WEST and shall inure to the benefit of the holders of the Preferred Securities of the applicable U S WEST Trust then outstanding.

TERMINATION

    Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable U S WEST Trust upon full payment of the Redemption Price of all Preferred Securities of such U S WEST Trust, upon distribution of the Subordinated Debt Securities held by such U S WEST Trust to the holders of the Preferred Securities of such U S WEST Trust or upon full payment of the amounts payable in accordance with the Declaration of such U S WEST Trust upon liquidation of such U S WEST Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable U S WEST Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENTS OF DEFAULT

    An event of default under a Preferred Securities Guarantee will occur upon the failure of U S WEST to perform any of its payment or other obligations thereunder.

    The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the such Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities relating to such Preferred Securities Guarantee may institute a legal proceeding directly against U S WEST to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against U S WEST, the Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

    The Preferred Securities Guarantees will constitute unsecured obligations of U S WEST and will rank (i) subordinate and junior in right of payment to all other liabilities of U S WEST, including the Debt Guarantees, (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by U S WEST and with any guarantee now or hereafter entered into by U S WEST in respect of any preferred or preference stock of any affiliate of U S WEST and
(iii) senior to U S WEST's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by such U S WEST Trust by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

    The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

    The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

    U S WEST and certain of its affiliates maintain a deposit account and banking relationship with the Preferred Guarantee Trustee. The Preferred Guarantee Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of affiliates of U S WEST are outstanding.

GOVERNING LAW

    The Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

    DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES AND THE DEBT GUARANTEES

    Subordinated Debt Securities may be issued from time to time in one or more series under an Indenture, dated as of September 6, 1995 among U S WEST, Capital Funding and Norwest Bank Minnesota, National Association, as Trustee (the "Debt Trustee"), as amended by a Supplemental Indenture, dated as of November 1, 1995, pursuant to which U S WEST assumed the obligations of U S WEST Colorado thereunder (as so amended, the "Indenture"). The terms of the Subordinated Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

GENERAL

    The Subordinated Debt Securities will be unsecured, subordinated obligations of Capital Funding. The Indenture does not limit the aggregate principal amount of Subordinated Debt Securities which may be issued thereunder and provides that the Subordinated Debt Securities may be issued from time to time in one or more series. The Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of Capital Funding's Board of Directors or a special committee thereof (each, a "Supplemental Indenture") (Section 2.01).

    In the event Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such U S WEST Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust.

    Reference is made to the Prospectus Supplement which will accompany this Prospectus for the following terms of the series of Subordinated Debt Securities being offered thereby: (i) the specific title of such Subordinated Debt
Securities; (ii) any limit on the aggregate principal amount of such Subordinated Debt Securities; (iii) the date or dates on which the principal of such Subordinated Debt Securities is payable and the right, if any, to extend such date or dates; (iv) the rate or rates at which such Subordinated Debt Securities will bear interest or the method of determination of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Subordinated Debt Securities may be redeemed, in whole or in part, at the option of Capital Funding; (viii) the right and/or obligation, if any, of Capital Funding to redeem or purchase such Subordinated Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods for which, the price or prices at which, and the terms and conditions upon which, such Subordinated Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such right and/or obligation; (ix) the terms of subordination; (x) the form of such Subordinated Debt Securities; (xi) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Subordinated Debt Securities shall be issuable;
(xii) any and all other terms with respect to such series; and (xiii) whether such Subordinated Debt Securities are issuable as a global security, and in such case, the identity of the depositary. (Section 2.01).

    The Indenture does not contain any provisions that afford holders of Subordinated Debt Securities protection in the event of a highly leveraged transaction involving U S WEST or Capital Funding.

DEBT GUARANTEES

    The Indenture provides that U S WEST will fully and unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest on the Subordinated Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. (Section 2.12) Since U S WEST is a holding company, the right of U S WEST and, hence, the right of creditors of U S WEST (including the holders of the Subordinated Debt Securities) to participate in any distribution of the assets of any subsidiaries of U S WEST, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of the subsidiary, except to the extent that claims of U S WEST itself as a creditor of a subsidiary may be recognized.

SUBORDINATION

    The Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of Capital Funding and the Debt Guarantees will be subordinated and junior in right of payment to certain other indebtedness of U S WEST to the extent set forth in the Prospectus Supplement that will accompany this Prospectus.

CERTAIN COVENANTS

    If Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust and (i) there shall have occurred any event that would constitute an Event of Default or (ii) U S WEST shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee, then (a) U S WEST and Capital Funding shall not (and, if it is not a wholly-owned subsidiary of U S WEST, U S WEST shall cause U S WEST Communications, Inc. not to) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to such Subordinated Debt Securities.

    If Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust and Capital Funding shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) U S WEST and Capital Funding shall not (and, if it is not a wholly-owned subsidiary of U S WEST, U S WEST shall cause U S WEST Communications, Inc. not to) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by U S WEST or Capital Funding which rank pari passu with or junior to such Subordinated Debt Securities.

    In the event Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities of such U S WEST Trust, for so long as such Trust Securities remain outstanding, U S WEST will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of such U S WEST Trust; provided, however, that any permitted successor of U S WEST under the Indenture may succeed to U S WEST's ownership of such Common Securities, (ii) to use its reasonable efforts to cause such U S WEST Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such U S WEST Trust, the redemption of all of the Trust Securities of such U S WEST Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such U S WEST Trust, and (b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities. (Section 4.07).

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Subordinated Debt Securities of each series will be issued in registered form and in either certificated form or represented by one or more global securities. If not represented by one or more global securities, Subordinated Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar or at the office of any transfer agent designated by Capital Funding for such purpose with respect to any series of Subordinated Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Debenture Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Capital Funding has appointed the Debt Trustee as Debenture Registrar with respect to the Subordinated Debt Securities. (Section 2.05). If a Prospectus Supplement refers to any transfer agents (in addition to the Debenture Registrar) initially designated by Capital Funding with respect to any series of Subordinated Debt Securities, Capital Funding may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Capital Funding will be required to maintain a transfer agent in each Place of Payment for such series. (Section 4.02). Capital Funding may at any time designate additional transfer agents with respect to any series of Subordinated Debt Securities.

    In the event of any redemption in part, Capital Funding shall not be required to (i) issue, register the transfer of or exchange any Subordinated Debt Securities during a period beginning at the opening of

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
business 15 days before any selection for redemption of Subordinated Debt Securities of like tenor and of the series of which such Subordinated Debt Securities are a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Subordinated Debt Securities of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Subordinated Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Subordinated Debt Securities being redeemed in part. (Section 2.05).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium (if any) on any Subordinated Debt Securities will be made only against surrender to the Paying Agent of such Subordinated Debt Securities. Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest, if any, on Subordinated Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as Capital Funding may designate from time to time, except that at the option of Capital Funding payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such Subordinated Debt Securities. (Section 4.03). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Subordinated Debt Security on any Interest Payment Date will be made to the person in whose name such Subordinated Debt Security (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment. (Section 2.03).

    Capital Funding will act as Paying Agent with respect to the Subordinated Debt Securities. Capital Funding may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that Capital Funding will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Subordinated Debt Securities. (Sections 4.02 and 4.03).

    All moneys paid by Capital Funding to a Paying Agent for the payment of the principal of or premium or interest, if any, on any Subordinated Debt Securities of any series which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to Capital Funding and the holder of such Subordinated Debt Securities will thereafter look only to Capital Funding for payment thereof. (Section 11.05).

GLOBAL SECURITIES

    If any Subordinated Debt Securities of a series are represented by one or more global securities (each, a "Global Security"), the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Subordinated Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 2.11).

    The specific terms of the depositary arrangement with respect to any portion of a series of Subordinated Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting U S WEST, Capital Funding and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debt Securities of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Subordinated Debt Securities; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby, (i) extend the fixed maturity of any Subordinated Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Subordinated Debt Security so affected or (ii) reduce the percentage of Subordinated Debt Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each then outstanding Subordinated Debt Security affected thereby. (Section 9.02).

    In addition, U S WEST, Capital Funding and the Debt Trustee may execute, without the consent of any holder of Subordinated Debt Securities, any supplemental indenture for certain other usual purposes including the creation of any new series of Subordinated Debt Securities. (Sections 2.01, 9.01 and 10.01).

EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" withrespect to each series of Subordinated Debt Securities:

        (a) failure for 90 days to pay interest on the Subordinated Debt Securities of that series, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by Capital Funding shall not constitute a default in the payment of interest for this purpose; or

        (b) failure to pay principal or premium, if any, on the Subordinated Debt Securities of that series when due whether at maturity, upon redemption by declaration or otherwise, or to make any sinking fund payment with respect to that series; provided, however, that a valid extension of the maturity of such Subordinated Debt Securities shall not constitute a default for this purpose; or

        (c) failure to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to Capital Funding from the Debt Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debt Securities of that series; or

        (d) certain events in bankruptcy, insolvency or reorganization of U S WEST or Capital Funding; or

        (e) in the event Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust, the voluntary or involuntary dissolution, winding-up or termination of such U S WEST Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such U S WEST Trust, the redemption of all of the Trust Securities of such U S WEST Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such U S WEST Trust. (Section 6.01).

    The holders of a majority in aggregate outstanding principal amount of any series of the Subordinated Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee for that series. (Section 6.06). The Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Subordinated Debt Securities may declare the principal due and payable immediately on default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee. (Sections 6.01 and 6.06).

    The holders of a majority in aggregate outstanding principal amount of any series of the Subordinated Debt Securities affected thereby may, on behalf of the holders of all the Subordinated Debt Securities of such series, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee) or (ii) a default in the covenants described in the first or second paragraph under "-- Certain Covenants." (Section 6.06).

CONSOLIDATION, MERGER AND SALE

    The Indenture does not contain any covenant which restricts the ability of U S WEST or Capital Funding to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 10.01).

DEFEASANCE AND DISCHARGE

    Under the terms of the Indenture, U S WEST and Capital Funding will be discharged from any and all obligations in respect of the Subordinated Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Subordinated Debt Securities, replace stolen, lost or mutilated Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) if Capital Funding deposits with the Debt Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Subordinated Debt Securities of such series on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. (Sections 11.01 and 11.02).

GOVERNING LAW

    The Indenture, the Subordinated Debt Securities and the Debt Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 13.05).

INFORMATION CONCERNING THE DEBT TRUSTEE

    The Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 7.01). Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02). The Debt Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01).

    U S WEST and certain of its affiliates, including Capital Funding, maintain a deposit account and banking relationship with the Debt Trustee. The Debt Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of U S WEST are outstanding.

MISCELLANEOUS

    Capital Funding and U S WEST will have the right at all times to assign any of their respective rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of U S WEST; provided that, in the event of any such assignment, Capital Funding and U S WEST, as the case may be, will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11).

                              PLAN OF DISTRIBUTION

    Capital Funding may sell any series of Subordinated Debt Securities and the U S WEST Trusts may sell the Preferred Securities being offered hereby in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters or agents, the purchase price of such Offered Securities and the proceeds to Capital Funding or the applicable U S WEST Trust, as the case may be, from such sale, any underwriting discounts or agency fees and other item's constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed.

    If underwriters are used in the sale, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Offered Securities, if any are purchased.

    Underwriters and agents may be entitled under agreements entered into with U S WEST, Capital Funding and/or a U S WEST Trust to indemnification by U S WEST, Capital Funding and/or such U S WEST Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for U S WEST and its affiliates in the ordinary course of business.

    Each series of Offered Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Offered Securities are sold by Capital Funding or by a U S WEST Trust for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Offered Securities may or may not be listed on a national securities exchange.

                                 LEGAL OPINIONS

    Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the U S WEST Trusts by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the U S WEST Trusts. The validity of the Preferred Securities Guarantees, Subordinated Debt Securities and Debt Guarantees will be passed upon by Stephen E. Brilz, Senior Attorney of U S WEST. Certain matters as to United States federal income taxation will also be passed upon by Weil, Gotshal & Manges, New York, New York.

                                    EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994 are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of U S WEST and the combined financial statements of the U S WEST Communications Group and the U S WEST Media Group as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 included in the Current Report on Form 8-K of U S WEST, dated September 28, 1995, are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Time Warner Entertainment Company, L.P. as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995, are incorporated herein by reference in reliance on the report of Ernst & Young LLP, independent auditors, given upon the authority of that firm as experts in accounting and auditing.

    The financial statements of Mercury Personal Communications (trading as Mercury One-2-One) as of March 31, 1995, 1994 and 1993 and for each of the three years in the period ended March 31, 1994, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995, are incorporated herein by reference in reliance on the report of Arthur Andersen LLP, independent chartered accountants, given upon the authority of that firm as experts in accounting and auditing.

    The combined financial statements of Georgia Cable Holdings Limited Partnership and Subsidiary Partnerships as of December 31, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Wometco Cable Corp. and subsidiaries as of December 31, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993, which appear in the Current Report on Form 8-K of U S WEST, dated May 23, 1995, as amended by Forms 8-K/A filed on July 12, 1995 and August 24, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report on the 1993 consolidated financial statements of Wometco Cable Corp. and subsidiaries refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of Financial Accounting Standards Board FASB No. 109 -- Accounting for Income Taxes.

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NO  DEALER,  SALESPERSON OR  OTHER INDIVIDUAL  HAS BEEN  AUTHORIZED TO  GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U S WEST, INC., U S WEST FINANCING II OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE
PROSPECTUS  NOR  ANY  SALE  MADE  HEREUNDER  AND  THEREUNDER  SHALL  UNDER   ANY
CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U S WEST, INC. OR U S WEST FINANCING II SINCE THE DATE HEREOF. THIS
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                    PAGE
                                                    -----
Incorporation of Certain Documents by
 Reference.....................................         S-2
U S WEST, Inc..................................         S-3
U S WEST Capital Funding, Inc..................         S-3
U S WEST Financing II..........................         S-3
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends.....................         S-4
Recent Developments............................         S-4
Risk Factors...................................         S-6
Summary Historical and Pro Forma Financial
 Data..........................................        S-10
Capitalization of U S WEST.....................        S-15
Accounting Treatment...........................        S-16
Use of Proceeds................................        S-16
Descriptions of the Preferred Securities.......        S-16
Description of the Subordinated Debt Securities
 and the Debt Guarantee........................        S-25
Effect of Obligations Under the Subordinated
 Debt Securities, the Debt Guarantee and the
 Preferred Securities Guarantee................        S-31
Certain Federal Income Tax Consequences........        S-32
Underwriting...................................        S-36
Legal Matters..................................        S-38
Experts........................................        S-38

                         PROSPECTUS
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           3
U S WEST Capital Funding, Inc..................           4
The U S WEST Financing Trusts..................           4
U S WEST, Inc..................................           4
Recent Development.............................           5
Ratio of Earnings to Fixed Charges.............           6
Use of Proceeds................................           6
Description of the Preferred Securities........           6
Description of the Preferred Securities
 Guarantees....................................           7
Description of the Subordinated Debt Securities
 and the Debt Guarantees.......................           9
Plan of Distribution...........................          14
Legal Opinions.................................          15
Experts........................................          15

                                   19,200,000
                              PREFERRED SECURITIES

                                     [LOGO]

                             U S WEST FINANCING II

                            8 1/4% TRUST ORIGINATED
                         PREFERRED SECURITIES ("TOPRS")
                            GUARANTEED TO THE EXTENT
                              SET FORTH HEREIN BY

                                 U S WEST, INC.

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------

                              MERRILL LYNCH & CO.
                           DEAN WITTER REYNOLDS INC.
                           A.G. EDWARDS & SONS, INC.
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED
                               SMITH BARNEY INC.

                                OCTOBER 24, 1996

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